Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-265864 on Form N-2 of WhiteHorse Finance, Inc. of our report dated March 3, 2023, with respect to the consolidated statements of assets, liabilities and members’ equity of WHF STRS Ohio Senior Loan Fund LLC, including the consolidated schedule of investments, as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes, which report appears in the Annual Report on Form 10-K of WhiteHorse Finance, Inc. dated March 3, 2023.

/s/Crowe LLP

Crowe LLP

Costa Mesa, California

March 3, 2023